                                                                    EXHIBIT 10.7


                             LEASE BETWEEN WAREHAM
                            DEVELOPMENT CORPORATION
                                      AND
                             QUADRAMED CORPORATION

                               TABLE OF CONTENTS

                                                                 PAGE
1.   DEFINITIONS                                                  1

2.   PREMISES                                                     3

3.   DELAY IN POSITION                                            3
     3.1  Option to Extend Term

4.   RENT                                                         3
     4.1  Base Monthly Rent                                       4
     4.2  Base Monthly Rent Adjustment                            4
     4.3  Option Term Rent Adjustment                             4
     4.4  Additional Rent                                         4
          4.4.1  Verification and Audit of Operating Expenses     5
     4.5  Security Deposit                                        5
     4.6  Late Charges                                            5

5.   TAXES                                                        5
     5.1  Landlord's Taxes                                        5
     5.3  Tenant's Taxes                                          6
     5.4  Tax Contests                                            6

6.   INSURANCE
     6.1  Landlord's Insurance                                    6
     6.2  Tenant's Insurance                                      6
     6.3  Waiver of Subrogation                                   6
     6.4  Landlord Indemnification                                7
     6.5  Tenant Indemnification                                  7
     6.6  Worker's Insurance                                      7
     6.7  Insurance Deductibles                                   7

7.   MAINTENANCE                                                  8
     7.1  Premises                                                8
     7.2  Amenities                                               8
     7.3  Alterations                                             8
     7.4  Systems                                                 9
     7.5  Liens                                                   9

8.   MANAGEMENT                                                   9

9.   UTILITIES AND SERVICES                                       9
     9.1  Property                                                9
     9.2  Limitation of Liability                                 9

10.  USE OF PREMISES                                              10

11.  DEFAULTS AND REMEDIES                                        10
     11.1  Default of Tenant                                      10

            11.2  Landlord's Remedies                                       11
            11.3  Landlord's Default                                        12

12.         TERMINATION                                                     12

13.         CONDEMNATION OF PREMISES                                        13
            13.1  Total Condemnation                                        13
            13.2  Partial Condemnation                                      13
            13.3  Award to Tenant                                           13

14.         LANDLORD'S ENTRY                                                13

15.         LIMITATION OF LIABILITY AND INDEMNITY                           14
            15.1  Limitation of Landlord's Liability                        14
            15.2  Limitation on Enforcement of Remedies                     14

16.         ASSIGNMENT AND SUBLETTING                                       14

17.         DAMAGE OR DESTRUCTION                                           15

18.         HAZARDOUS MATERIALS                                             16
            18.1  Tenant's Warranties                                       16
                  18.1.1  Restrictions on Hazardous Materials               16
                  18.1.2  Applicable Regulations                            16
                  18.1.3  Restoration                                       16
                  18.1.4  Removal                                           16
                  18.1.5  Tenant's Written Confirmation                     17
                  18.1.6  Tenant's Duty to Notify Landlord                  17
            18.2  Landlord's Rights                                         17
            18.3  Tenant's Duty to Indemnify                                17
            18.4  Right of Entry                                            18
            18.5  Definitions                                               18
                  18.5.1  "Hazardous Material"                              18
                  18.5.2  "Environmental Health and Safety Requirements"    18
            18.6  Allocation of Responsibilities                            18
            18.7  Inspections                                               19
            18.8  Cooperation Respecting Regulations                        19
            18.9  Survival                                                  19
            18.10 Special Matters                                           19
                  18.10.1  Storage Tanks                                    19
                  18.10.2  Flammable Chemicals                              19
                  18.19.3  NFPA Warnings                                    19
            18.11 Landlord's Obligations                                    19
                  18.11.1  Compliance with Regulations                      19
                  18.11.2  Restoration                                      19
                  18.11.3  Duty to Notify Tenant                            19
                  18.11.4  Indemnity of Tenant                              19

19.         MISCELLANEOUS PROVISIONS                                        20
            19.1  Waiver                                                    20
            19.2  Notices                                                   20
            19.3  Construction                                              20
            19.4  Memorandum                                                20
            19.5  Authority                                                 20
            19.6  Litigation                                                20

      19.7  Subordination of Leasehold                                  20
      19.8  Estoppel                                                    21
      19.9  Attornment                                                  21
      19.10 Lender's Requests                                           21
      19.11 Reasonable Expenditures                                     21
      19.12 Submission                                                  21
      19.13 Arbitration of Disputes                                     21
      19.14 Brokerage                                                   22
      19.15 Cooperation                                                 22
      19.16 Parking                                                     22
      19.17 Non-Disturbance Agreement                                   23
      19.18 Preparation                                                 23
      19.19 CC&R's                                                      23
      19.20 Limitation and Restrictions Respecting Operating Expenses   23
      19.21 Special Allocation of Capital Expenses Related to
              Modifications Required by Regulations                     23
      19.22 Project Schedule                                            24

20.   OVERRIDING CONDITIONS AND OTHER MATTERS                           24
      20.1  Acquisition of Property                                     24
      20.2  Financing                                                   25
      20.3  Acquisition of Entitlements and Permits                     25
      20.4  Tenant's Cooperation                                        25
      20.5  Landlord's Right to Assign Lease to Newly Formed Entity     25
      20.6  Construction                                                25
            20.6.1      Construction of Building Shell                  25
            20.6.2      Construction of Tenant Improvements             26
            20.6.3      Measurement of Rentable and Usable Square
                          Footage                                       27
      20.7  Delays out to Landlord's Control                            28
      20.8  Existing Lease                                              28
      20.9  Landfill Disclosure                                         28
      20.10 Acknowledgement of Receipt of Documents                     28


SIGNATURE LINES                                                         29


EXHIBITS
EXHIBIT A   -Location of Premises in Development
EXHIBIT B   -Initial Estimated Schedule of Operating Expenses
EXHIBIT C   -Current Conceptual Drawings
EXHIBIT D   -Final Space Plans and Working Drawings
EXHIBIT E   -Project Schedule

                             LEASE BETWEEN WAREHAM
                            DEVELOPMENT CORPORATION
                                      AND
                             QUADRAMED CORPORATION

This Lease is made and entered into as of, November 19, 1998 between Wareham Development Corporation, a California Limited Liability Company ("Landlord") and QuadraMed Corporation, a California Corporation ("Tenant").

     1. DEFINITIONS. Words not defined in this Section or elsewhere in this Lease have their customary meanings. (1) The "Term" is the total of the "Initial Term" and all validly exercised Option Terms allowed by this Lease;
the "Initial Term" is ten years; (2) "Commencement Date" is the tenth Day following the Day on which Landlord provides notice to Tenant that the Premises are ready for occupancy by Tenant or that the Premises would have been ready for occupancy by Tenant but for a Tenant Delay. The premises shall be deemed "ready for occupancy" when construction of the Building, including the Tenant Improvements, the Premises, the Core Area and Common Area (which includes landscaping and parking facilities) has reached "Substantial Completion" (as defined below); the Commencement Date is the first day of the Initial Term; (3) "Base Monthly Rent" means, subject to adjustment, $2.00 per month per Rentable Square Foot, payable in advance, without deduction, offset, prior notice or demand, on the first day of each Month of the Term; (4) "Premises" means the entire Building which shall be leased to Tenant, consisting of approximately 33,000 rentable square feet, (as shown on Exhibit A and subject to adjustment to the actual Rentable Square Footage of the Building upon the completion of its design); (5) As this lease is for the entire Building, the terms "Building" and "Premises" are used interchangeably; (6) "Property" includes the Building and land on which it stands commonly known as Site A, Bayview Business Park, located in San Rafael, California, together with all use rights and interest in the Amenities (as defined below) pursuant the CC&Rs (as defined below) and the land on which the Amenities are located within the Park (as defined below); (7) "Agents" includes employees, agents, guests, invitees and, when applied to Tenant, subtenants and assignees; (8) "Day", "Month" and "Year" mean calendar day/month/year; (9) "Lease Year" means consecutive 12-month periods starting on the Commencement Date, however if the Commencement Date is not the first Day of a Month, the Lease Year shall run from the first Day of the Month following the Commencement Date; (10) "Common Area" means the building Shell and core including HVAC, halls, lobby, elevators, rest rooms, roof, exterior walls and structural components including common stairways and accessways; (11) "Tax" means any form of assessment, license, fee, rent, tax, levy, penalty or tax imposed by any authority having direct or indirect taxing powers (including Improvement Districts) against Landlord's interest in the Property or personal property used in the operation of the Property and/or Landlord's business of renting the Property; (12) "Alteration" includes additions, deletions, modifications and changes (including utility installations such as ducting, power panels, fluorescent fixtures, base heaters, conduit and wiring); (13) Except as limited by the provisions of Paragraph 19.20 of this Lease, "Operating Expenses" include the following: (a) all fees, cost and expenses incurred for maintenance, servicing, management, upkeep and repair of the Property and the Premises inclusive of Taxes, insurance premiums and deductibles, charges assessed by the Park and/or its owner's association (including, without limitation, dues, fees maintenance costs and assessments); (b) the costs of compliance with changes required by Regulations adopted or modified or reinterpreted following the execution of this Lease and with the requirements of the CC&Rs; and (c) all "Annual Assessments", "Special Assessments" and "Individual Special Assessments" and the Landlord's "Allocable Share" of all expenses imposed pursuant to the terms of the CC&Rs (as hereafter defined); (14) "CC&Rs" means the Declaration of Covenants, Conditions and Restrictions and Reciprocal Easements for Bayview Business Park dated July, 1989 as amended in October, 1989 and August, 1992, and as they may be amended, from time to time in the future; (15) Tenant's "Pro Rata Share" is 100% of the total cost of an item; (16) "Floor Area of the Building", for all purposes, including, without limitation, the measurement of Usable Square Feet and Rentable Square Feet as those terms are defined below, is measured from the exterior surface of exterior walls including core areas; (17) "consent" and "approval", wherever required from the Landlord and/or the Tenant in this Lease, require reasonable conduct by the acting party; (18) "Regulation" includes all laws, ordinances, statutes, regulations and requirements adopted by duly constituted public authorities now in force or hereafter adopted; (19) "Litigation": includes judicial actions, arbitrations and administrative proceedings; (20) intentionally omitted; (21) "Condemnation" includes taking by exercise of governmental power or the transfer to any condemnor under threat of or during the of condemnation proceedings; (22) "Usable Square Foot" refers to space within the total Floor Area of the Building consisting of the square footage of the Premises less the amount of square footage of the Core Areas; (23) "Rentable Square Foot" refers to space in the entire Floor Area of the Building including all Usable Square Feet and the Core Areas; (24) "Core Areas" means the HVAC installations, elevators, stairs, restrooms, entries and lobbies which would be shared by tenants in a multi-user building; (25) "Amenities" means common walkways, driveways, sidewalks, landscaping, parking spaces and driveways which are part of the Bayview Business Park and which are defined as "Common Area" in the CC&Rs (but are, in this Lease, referred to as Amenities to avoid confusion;
(26) "Park" means the Bayview Business Park located in San Rafael, California;
(27) "Association" means the Bayview Business Park Owners Association established pursuant to the CC&Rs; (28) "Completion Date" means the date on which the Premises (inclusive of Tenant Improvements), Building Shell, Core Areas and Common Area are Substantially Complete; (29) "Substantially Complete" or "Substantial Completion" means completion of the construction in all material respects, but not including minor, cosmetic or "punch-list" items, which will be deemed achieved upon issuance of a temporary or permanent Certificate of Occupancy (or signed-off permit in the event that the municipality does not issue separate Certificates of Occupancy); (30) "Shell" or "Building Shell" refers to the basic structure, floor divisions and external finish of the building including, without limitation the exterior walls, roof, foundation and floors; (31) "Tenant Delays" shall mean any delay resulting directly and primarily from Tenant's failure to cooperate or to timely cooperate, timely provide plans or drawings, timely approve plans or drawings or timely provide any other information, approval or cooperation required of Tenant pursuant to the provisions of this Lease including, without limitation cooperation regarding value-engineering to reduce any anticipated cost over the Allowance for the Tenant Improvements and/or cost over the anticipated cost of construction of the Building Shell; (32) "Projected Completion Date" shall mean that date certain indicated on the schedule attached hereto as Exhibit E.

     2. PREMISES. Landlord hereby leases to Tenant and Tenant shall have exclusive use of the Premises for the Term. Tenant acknowledges that the Building and the Property are located within the Park. The Property, the Building, the Premises and Tenant as the occupant of the Premises are all subject to the provisions of the CC&Rs and Tenant agrees to abide by the terms, provisions and requirements of the CC&Rs. The Amenities are a part of the Park and are available to Tenant to use on a non-exclusive basis for the duration of Tenant's occupancy of the Premises pursuant to the terms of this Lease.

     3. DELAY IN POSSESSION. If Landlord cannot deliver possession of the Premises to Tenant on the Projected Completion Date, the failure shall not affect this Lease's validity, or render Landlord liable for resulting damages; but Tenant shall not be obligated to pay rent until Landlord tenders possession. If Landlord cannot deliver possession within 180 Days of the Projected Completion Date (or such other extended date as the parties may mutually agree upon in writing) for any reason except a delay excludable under the terms of this Lease (Tenant Delays or delays caused directly and primarily by Force Majeur), Tenant may terminate this Lease on written notice to Landlord. If Tenant elects to terminate this Lease pursuant to the provisions of this Section,then neither Landlord nor Tenant shall have any further obligations under this Lease and Tenant shall have no further recourse against Landlord respecting the Lease. Notwithstanding any other provision of this Lease, a delay in possession caused directly and primarily by a Tenant Delay will not delay the commencement of the Tenant's obligation to pay Rent or Additional Rent or excuse Tenant from that obligation.

          3.1 OPTION TO EXTEND TERM. Tenant is granted one option to extend this Lease for an additional five year period (the "Option Term") pursuant to the provisions of this Lease and exercisable by written notice (the "Option Notice") delivered to Landlord at least 180 Days before expiration of the Initial Term. At Landlord's option, Tenant's failure to cure, prior to the expiration of the Initial Term, any default existing at the time Tenant delivers the Option Notice shall render the Option Notice invalid and preclude the commencement of the Option Term.

     4. RENT. Tenant shall pay all rent due Landlord in United States dollars at the address set forth below or such other place as Landlord designates in writing. If Alterations increase the number of Rentable Square Feet of the Premises, Base Monthly Rent will increase proportionately. If the obligation to pay rent commences other than on the first day of a Month, the first payment shall include rent from the date the obligation commences to the first day of the following month calculated per diem on the basis of the actual number of Days in the Month. Base Monthly Rent has been calculated on the basis of 33,000 rentable square feet. Landlord and Tenant acknowledge that the actual square footage of the Building upon the completion of construction may vary from 33,000. Upon the completion of the drawings upon which the building permits are issued and the issuance of the permits, the actual square footage of the Premises will be calculated from the said drawings. If the actual square footage of the Premises is greater or less than 33,000, the Base Monthly Rent will be appropriately adjusted to reflect the actual Rentable Square Footage of the Premises. Rent shall be due from and after the Commencement Date. Notwithstanding any other provision of this Agreement, a Delay in possession resulting directly and primarily from a Tenant Delay shall not excuse Tenant from the obligation to pay Rent, inclusive of any Additional Rent required under the provisions of this Lease.

     4.1. BASE MONTHLY RENT. The initial Base Monthly Rent (subject to adjustment as provided in this Lease) shall be $2.00 per Rentable Square Foot, $66,000 per month.

     4.2. BASE MONTHLY RENT ADJUSTMENT. The Base Monthly Rent (subject to adjustment as provided in this Lease) will increase to $2.10 per Rentable Square Foot ($69,300 per month) at the end of the 36th Month of the Lease Term and to $2.15 per Rentable Square Foot ($82,500 per month) at the end of the 72nd month of the Lease Term.

     4.3. OPTION TERM RENT ADJUSTMENT. If Tenant exercises the right to extend the Term to the Option Term, the Base Monthly Rent will be adjusted effective the first Day of the first Month of the Option Term to the greater of the Base Monthly Rent for the last Month of the Initial Term or 95% of the fair market rental value as of the first day of the last Month of the Initial Term, based on a third party, non-equity, non-renewal lease of the duration of the Option Term for comparable quality office buildings in Southern Marin County.

     4.4. ADDITIONAL RENT. For each year during the Term, Tenant shall pay to Landlord, in addition to the Base Monthly Rent and all other payments due under this Lease, an amount equal to the actual Operating Expenses for that year. Prior to the beginning of each Lease Year, Landlord will prepare and distribute to Tenant an "Estimated Schedule" setting out what Landlord believes to be the reasonably anticipated Operating Expenses for the succeeding Lease Year. The initial Estimated Schedule is annexed to this Lease as Exhibit B. The last distributed Estimated Schedule shall remain operational until replaced by a new Estimated Schedule. Tenant shall make payments against the Operating Expense Schedule. After the end of each year Landlord will reconcile the actual Operating Expenses to the Estimated Schedule. If Tenant has paid, on an estimated basis, an amount less than the actual Operating Expenses for the affected Year, Tenant shall pay the difference between the Estimated Schedules and the actual Operating Expenses for the affected Year within 30 days of receipt of a written reconciliation and invoice. If the Tenant has paid, on an estimated basis, an amount more than the actual Operating Expenses for the affected year, Tenant shall receive a rental credit upon delivery to Tenant of the written reconciliation. If Landlord, for any reason, neglects or fails to timely provide the required Estimated Schedule or reconciliation of Operating Expenses to Tenant, such failure shall not be deemed a default under or breach of this Lease by Landlord for any purpose; neither shall it be deemed a waiver of any rights of Landlord to collect Tenant's Pro Rata Share of Operating Expenses, nor shall such failure by Landlord excuse Tenant from performance of any of Tenant's obligations under the provisions of this Lease. Notwithstanding any other provision of this Lease, Tenant shall have no obligation to make a reconciliation payment to Landlord in connection with under-estimated Operating Expenses until 30 days after receipt of a written reconciliation and invoice. Payments made by Tenant pursuant to this Paragraph are sometimes called "Additional Rent."

                        4.4.1. VERIFICATION AND AUDIT OF OPERATING EXPENSES. Should Tenant question the Estimated Schedule or the reconciliation, Landlord shall provide Tenant with verification of the amounts set forth in the Estimated Schedule or the year-end reconciliation, as may be appropriate. Tenant shall have the right to review and audit Operating Expenses and Landlord will make such records as may reasonably be required for such audit available to Tenant during normal business hours and upon reasonably notice. Tenant shall pay the cost and expense of any such audit, unless such audit shows a discrepancy of at least 5% of Operating Expenses, in which event Landlord shall pay the costs and expenses of such audit, to a maximum of $2,000.

                4.5. SECURITY DEPOSIT. Concurrent with the execution of this Lease, Tenant shall give Landlord as a security deposit the sum of $66,000 [or such other sum as may equal the initial Base Monthly Rent if the actual
Rentable Square Footage of the Premises is different than 33,000 Rentable
Square Feet] (the "Deposit"). Landlord shall hold the Deposit as security for Tenant's faithful performance of all of Tenant's obligations under this Lease and may, at its option, apply the Deposit to remedy Tenant's default in the payment of any charge due under this Lease, to repair damages to the Property caused by Tenant, or to clean the Premises at the end of the Lease Term. If any portion of the Deposit is so applied by Tenant prior to the last day of the Lease Term, Tenant shall, within 30 Days after written demand therefor, deliver to Landlord funds sufficient to restore the Deposit to its original amount. Landlord shall not be required to keep the Deposit separate from its general funds. Tenant shall earn no interest on the Deposit. If Tenant fully performs under this Lease, Landlord shall return any unused portion of the Deposit to the last holder of Tenant's interest in this Lease upon Tenant's surrender of the Premises. On any transfer of Landlord's interest in the Lease, the Deposit shall be transferred to Landlord's successor, and, upon such transfer, Landlord released from all liability for the Deposit without further action or documentation.

                4.6. LATE CHARGES. Late payment of any sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, including without limit, accounting charges and late charges that may be imposed on Landlord by the terms of loans secured by the Property. If Tenant fails to deliver to Landlord any moneys due hereunder within 10 Days of the due date, Tenant shall pay to Landlord a late charge of 5% of the overdue amount which is agreed to be a reasonably estimate of the costs Landlord will incur by reason of the late payment, the exact amount of which will be difficult to determine. Acceptance of a late charge shall not constitute a waiver of the default or preclude Landlord's exercise of other rights and remedies.

        5.      TAXES.

                5.1. LANDLORD'S TAXES: Landlord shall pay (subject to Tenant's obligation to reimburse Landlord as an Operating Expense) all Taxes assessed against Landlord's interest in the Property and personal property used in its operation. Such taxes shall be considered part of the Operating Expenses of the Property.

                5.2. TENANT'S TAXES: Tenant shall pay directly to the taxing authority all taxes assessed on Tenant's fixtures, improvements, furnishings, merchandise, equipment and personal property in and on the Premises. If Tenant fails to timely pay taxes assessed directly to Tenant, Landlord may (but is not obligated to) pay the same at any time thereafter. On demand, Tenant shall repay Landlord amounts so paid by Landlord, together with interest at the highest rate allowable by law:

          5.3. TAX CONTESTS: If Tenant desires to contest the validity or amount of any Tax applicable to the Premises, Tenant shall be entitled to do so and to defer payment of such Tax until final determination of such contest upon giving Landlord written notice thereof prior to commencing such contest and protecting Landlord on demand by obtaining a surety bond in the amount of 150% of the total amount of Taxes in dispute. The surety bond shall hold Landlord harmless from any damages or costs incurred in connection with the contest, Landlord shall, at Tenant's request, cooperate in all reasonable ways requested by Tenant in connection with the contest of Taxes, provided that Tenant pays all reasonable costs incurred by Landlord resulting from such cooperation.

     6.   INSURANCE.

          6.1. LANDLORD'S INSURANCE. Landlord shall insure the Property for 100% of its replacement value against loss or damage by those risks normally included by the insurance industry in the term "All Risk"; any recovery from such insurance shall belong to Landlord. Landlord shall maintain comprehensive general liability insurance insuring Landlord (and others named by Landlord, but not Tenant) against liability for bodily injury, death and property damage on or about the Property, with combined single limit coverage of at least $2 million. Notwithstanding any other provision of this Lease, if Landlord does not have earthquake insurance on the Building during the first year of the Lease Term but thereafter acquires it, Tenant shall only be responsible for payment of the premium for such insurance which exceeds the premium during the first year that Landlord has earthquake insurance on the Building.

          6.2. TENANT'S INSURANCE. Tenant, at its sole expense, shall maintain:
a) All Risk coverage insurance on all fixtures, improvements, furnishings, merchandise, equipment and personal property in the Premises; and b) for the benefit of Tenant, commercial general liability and property damage insurance against claims for bodily injury, death or property damage occurring in or about, and/or arising from Tenant's use of, the Premises, with combined single limit coverage of at least $2,000,000. Such insurance coverage shall not limit Tenant's liability. Tenant shall furnish to Landlord prior to the Commencement Date, and at least 30 Days prior to the expiration date of any policy, certificates indicating that Tenant has acquired replacement insurance and that all the insurance required of Tenant is in full force and effect, that Landlord has been named as an additional insured on the liability policy, and that no such policy will be canceled unless 30 Days' prior written notice has been given to Landlord. Each liability policy shall include a broad form liability endorsement and provide that Landlord as an additional insured may recover for any loss it suffers by reason of acts/omissions of Tenant and its Agents.
Except as Landlord may approve in writing before issuance of such policy, all policies which Tenant shall obtain hereunder shall be issued by companies with "AAA" rating by either Moody's Rating Service or Standard & Poor's Rating service and general policy rating of at least A in Best Insurance Guide's then most current issue. Policies obtained by Tenant pursuant to this Lease shall be subject to Landlord's approval.

     6.3. WAIVER OF SUBROGATION. Notwithstanding anything to the contrary in this Lease, the parties release each other and their respective officers, agents, employees and servants, from all claims for damages, loss expense or injury to the Premises, and/or to the furnishings and fixtures and equipment or inventory or other property of either Landlord or

Tenant in, about or upon the Premises, which is caused by or results from perils, events or happenings which are covered by insurance in force at the time of any such loss or by insurance required to be carried hereunder; provided, however, that such waiver shall be effective only to the extent permitted by the said insurance and to the extent such insurance coverage is not prejudiced thereby. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation in connection with any damage covered by such policy.

          6.4. LANDLORD INDEMNIFICATION. Tenant will indemnify and save Landlord harmless from and against any and all claims, actions, damages, liability and expense relating to loss of life, personal injury and/or property damage arising from or out of any occurrence in, upon or at the Premises, or the occupancy or Tenant's use of the Property, to the extent occasioned wholly or in part by any acts or omissions of Tenant and its Agents. If Landlord becomes a party to such Litigation commenced by or against Tenant, Tenant shall defend and hold Landlord harmless from all claims, liabilities, costs and expenses, and shall pay all costs, expenses and reasonable legal fees incurred by Landlord in connection with such Litigation. If Tenant is made a party to Litigation commenced by or against Landlord solely as a result of Landlord's acts or omissions, Landlord shall defend Tenant and indemnify Tenant against the costs of such Litigation including expenses and reasonable attorneys' fees. The provisions of this Paragraph shall be deemed to apply only to those circumstances where a portion of a loss or claim is not covered by existing insurance and then only to the extent that such loss or claim is not covered by insurance. This Paragraph shall not preclude application of comparative negligence if the parties or their agents are both at fault.

          6.5. TENANT INDEMNIFICATION. Landlord will indemnify and save Tenant harmless from and against any and all claims, actions, damages, liability and expense relating to loss of life, personal injury and/or property damage arising from or out of any occurrence in, upon or at the Premises, or the occupancy of Landlord's use of the Property, to the extent occasioned wholly or in part by any acts or omissions of Landlord and its Agents. If Tenant becomes a party to such Litigation commenced by or against Landlord, Landlord shall defend and hold Tenant harmless from all claims, liabilities, costs and expenses, and shall pay all costs, expenses and reasonable legal fees incurred by Tenant in connection with such Litigation. If Landlord is made a party to Litigation commenced by or against Tenant solely as a result of acts or omissions by Tenant and/or Tenant's agents, Tenant shall defend Landlord and indemnify Landlord against the costs, expenses and reasonable attorney's fees incurred by Landlord in connection with such Litigation. The provisions of this Paragraph shall apply only to those circumstances where a portion of a loss or claim is not covered by existing insurance and then only to the extent that such loss or claim is not covered by insurance. This Paragraph shall not preclude application of comparative negligence if the parties or their agents are both at fault.

          6.6. WORKER'S INSURANCE. Tenant shall keep in force for the Term and pay for worker's compensation and other insurance to comply with all applicable Regulations.

          6.7. INSURANCE DEDUCTIBLES: Notwithstanding any other provision of this Lease, in the event that a deductible must be paid in connection with an insured loss, then, with respect to each such loss, the Tenant shall pay the first $10,000 of the deductible and the Landlord shall pay each deductible in excess of $10,000.

     7.   MAINTENANCE AND MODIFICATIONS.
          7.1 PREMISES. During the Term, and subject to the CC&Rs, Landlord shall maintain all improvements and appurtenances upon the Property and Premises (including all interior walls, doors, doorways, lighting fixtures, plumbing fixtures and Shell) in good order, condition and repair. Tenant waives the provisions of any law permitting Tenant to make repairs at Landlord's expense, including, without limitation, California Civil Code Sections 1941-1946. Tenant shall notify Landlord in writing of required repairs to the Property. Landlord shall make necessary repairs in a reasonable time. Maintenance and repairs shall be completed in a good and workmanlike manner using such methods, supplies and labor as Landlord deems appropriate in its reasonable discretion. Landlord shall make commercially reasonable efforts to perform maintenance and repairs with minimum interference with Tenant's business operations. All such maintenance expenses shall be considered Operating Expenses of the Property. Should changes in the terms, interpretation or requirements imposed by or under the authority of any Regulation affecting the Property occur after the Commencement Date which changes require modification of any portion of the Property or the Premises, or should any Regulation adopted after the Commencement Date require such a modification, Landlord shall cause such modification(s) to occur and Tenant shall accept such modification(s). Tenant's obligation to pay for repairs under this paragraph shall not extend to damage and repairs with respect to which any insurance policy carried by Landlord and insuring the Building makes payment, to the extent of the payment actually made by the insurance carrier and subject to the requirement that any deductible applicable to the policy will be treated as an Operating Expense. Notwithstanding any other provision of this Lease, any expense associated with a modification to comply with new or changed Regulation requirements shall be considered Operating Expenses of the Property. Notwithstanding any other provision of this Lease, Tenant shall not be obligated to pay for repairs to the extent such repairs result directly from defects in design, construction or materials of the Building or caused by the intentional act or omission of Landlord or Landlord's agents. Except as expressly limited by the provisions of this Paragraph and the definition of Operating Expenses, the provisions of this paragraph are subject to the provisions of this Lease obligating Tenant to reimburse Landlord for Operating Expenses and to the provisions of Paragraph 19.21 of this Lease. Nothing in this paragraph shall be so interpreted or construed as to limit Landlord's right to reimbursement pursuant to the provisions of this Lease respecting Operating Expense reimbursement or the provisions of Paragraph 19.21 of this Lease. Notwithstanding any other provision of this Lease, Tenant will be responsible for the cost of any repair or replacement required as a result of the intentional acts or the negligence of Tenant and its Agents.

          7.2. AMENITIES: Tenant acknowledges and understands that the Association will be responsible for maintenance of the Amenities pursuant to the provisions of the CC&Rs.

          7.3 ALTERATIONS. Tenant shall make no Alteration to the Property or the Premises without Landlord's prior written consent. Landlord may impose such conditions upon approval of an Alteration as Landlord may deem appropriate. Every Alteration shall be done under supervision of a licensed contractor and in accordance with plans and specifications furnished to and approved by Landlord prior to commencement of work. If an Alteration increases the number of Rentable Square Feet allocable to the Premises, the Base Monthly Rent shall be increased in proportion to the resulting increase in the number of Rentable Square Feet allocable to the Premises. Tenant shall give Landlord 7 Days' advance written notice prior to starting construction of each Alteration. Each Alteration shall remain in place and become the property of Landlord, unless, at the time of consent, Landlord required removal of the Alteration on Termination, in which case, Tenant shall remove such Alteration(s) and restore the Premises to their pre-Alteration condition at Termination. Notwithstanding the foregoing, Tenant shall have the right, without prior approval of the Landlord, to make interior, non-structural alterations to the Premises which do not affect the Building systems and which cost less than $25,000 in the aggregate, provided that such alterations are otherwise performed in accordance with the terms and conditions of this Lease, in compliance with the CC&Rs and with all applicable Regulations. Tenant shall make no Alteration or any nature to the Amenities without the prior written consent of the Landlord and the Association.

           7.4. SYSTEMS. The heating/air-conditioning ("HVAC"), plumbing and electrical systems (collectively "Systems") shall not be used for any purpose other than for which they were constructed.

           7.5. LIENS. Tenant shall keep the Property and the area owned by the Association, inclusive of all the Amenities, free of liens arising out of obligations incurred, work performed or materials furnished for or to Tenant. Tenant shall indemnify Landlord from all costs, liens and encumbrances from work performed or materials furnished by or at Tenant's direction. If Tenant fails to obtain removal of such lien within 20 Days following its imposition, Landlord shall have the right, but not the obligation, to obtain such release by such means as it deems proper, including payment of the underlying claim. On demand, Tenant shall reimburse Landlord for all such sums paid and expenses incurred by Landlord in connection therewith (including attorneys' fees and costs) together with interest at the highest rate allowable by law from the date Landlord makes such payment until the date of reimbursement.

     8. MANAGEMENT. The Wareham Property Group, Inc., an affiliate of Landlord, or another affiliated or unaffiliated third party, will manage the Property for a fee which will not exceed 5% of the Base Monthly Rent plus reimbursement of reasonable expenses directly related to the operation of the Property (which fee and expenses shall be an Operating Expense of the Property). Notwithstanding the preceding sentence, reimbursement of expenses to any entity related to the Landlord shall be limited to duties directly related to the performance of the Landlord's obligations under the terms of this Lease.

     9.    UTILITIES AND SERVICES.

           9.1. PROPERTY. Landlord will make HVAC and utilities for heating and lighting use available to the Property at all times. Tenant shall pay to Landlord as Additional Rent the estimated cost of supplying these utilities to the Property (such expense being considered an Operating Expense).

           9.2. LIMITATION OF LIABILITY. Landlord shall not be in default under the provisions of this Lease or be liable for any damages directly or indirectly resulting from the following conditions: (1) the interruption of use of any equipment in connection with the furnishing of any of the services described in Paragraph 9.1 of this lease; (2) failure to furnish or delay in furnishing any services referred to in Paragraph 9.1 of this lease where failure or delay is caused by accident or any condition or event beyond Landlord's reasonable control; (3) the limitation, curtailment or rationing of, or restriction on, use of water, electricity, gas or any other from of energy serving the Premises. Landlord shall not be liable under any circumstances for a loss of or injury to property or business, however occurring, through or in connection with or incidental to failure to furnish any such services or for any consequential or incidental damages related to such a loss or injury or circumstances. Notwithstanding the foregoing provisions of this Paragraph, if utility service to the Premises is unavailable for a period exceeding 15 consecutive days, then from and after the 16th consecutive day without utility service and until utility service is restored, Tenant shall be entitled to an abatement of rent unless the disruption of the utility service results in whole, or in part, from the acts and/or omissions of Tenant (inclusive of Tenant's agents, servants, employees, guests, invitees, operatives and/or contractors) in which case there shall be no abatement of rent.

     10. USE OF PREMISES. This Lease is subject to all Regulations governing the Property and its use and to the CC&Rs and Tenant shall comply with all applicable Regulations and with the CC&Rs. Tenant has not entered into this Lease relying on any representation by Landlord or its Agents as to suitability of the Premises for the conduct of Tenant's business. Tenant has made its own analysis of suitability of the Premises for its intended use. Tenant shall: 1) use the Premises for only general office, storage, warehousing, shipping and other legal, related uses; 2) pay Landlord the full amount of any increased insurance premium resulting from Tenant's use of the premises; 3) at its sole expense, promptly comply with all Regulations and the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting Tenant's particular use of the Premises. Tenant shall not: 1) sell or permit to be kept, used or sold in or about the premises any articles prohibited by a standard form policy of fire insurance; 2) do or permit anything to be done in or about the Property which will obstruct or interfere with rights of other occupants of the Property or injure or annoy them; 3) maintain or permit any nuisance in or about the Property; 4) commit or suffer to be committed any waste in or upon the Property; 5) conduct or allow any auction or similar sale upon the Property; 6) do or permit anything to be done in or about the Property which will violate any Regulation [the judgment of any court of competent jurisdiction, a binding arbitration award, administrative or regulatory determination or Tenant's admission in any Litigation (whether or not Landlord is a party) that Tenant has violated a Regulation shall be conclusive of that fact between Landlord and Tenant]; 7) place a sign upon the Property without prior written approval of Landlord and the Association; 8) do or permit anything to be done which will increase existing insurance premiums for the Property or cause cancellation of any policy covering the Property. However, Tenant shall not be required to comply with or cause the Premises to comply with any Regulations requiring the construction of improvements in the Premises unless the compliance with any of the foregoing is necessitated by Tenant's particular use of the Premises.

     11. DEFAULTS AND REMEDIES.

          11.1. TENANT'S DEFAULT. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:
(a) Tenant's failure to pay any Rent or charges required to be paid by Tenant under this Lease within 5 days of Landlord's delivery of written notice from or on behalf of Landlord to Tenant that said amounts are past due (this provision relates only to a delay in payment constituting a breach or default under the lease and not to the imposition of late charges); (b) Tenant's abandonment of the Premises for 30 or more consecutive Days; (c) Tenant's failure to promptly and fully perform any other covenant, condition or agreement contained in this Lease where such failure continues for 30 days after written notice from Landlord to Tenant of such default; (d) the levy of a writ of attachment or execution on this Lease or on any of the property of Tenant located in the Premises; (e) the making by Tenant of a general assignment for the benefit of its creditors or of an arrangement, composition, extension or adjustment with its creditors; (f) the filing by or against Tenant of a petition for relief or other proceeding under federal bankruptcy laws or state or other insolvency laws, which petition is not removed or which action is not dismissed within 90 days of its filing, or the assumption by any court or administrative agency, or by a receiver, trustee or custodian appointed by either, of jurisdiction, custody or control of the Premises or of Tenant or any substantial part of its assets or property; or (g) if the interest of Tenant under this Lease is held by a partnership or by more than one person or entity, the occurrence of any act or event described in parts (e) or (f) above in respect of any partner principal in the Tenant entity. Except as otherwise specified by this Paragraph, in the event a non-monetary default occurs which cannot reasonably be cured within the time period specified above and Tenant commences corrective action within said time period, Tenant shall not be subject to penalty under this Lease so long as Tenant prosecutes such corrective action diligently and continuously to completion.

     11.2 LANDLORD'S REMEDIES. In the event of Tenant's default hereunder, then in addition to any other rights or remedies Landlord may have under this Lease or under law, Landlord may elect either of the remedies set forth in Paragraphs 11.2(a) or 11.2(b). Notwithstanding any other provision of this Lease, the Lessor has the remedy described in California Civil Code Section 1951.4 (Lessor (Landlord) may continue lease in effect after Lessee's (Tenant's) breach and abandonment and recover rent as it becomes due, if Lessee (Tenant) has the right to sublet or assign, subject only to reasonable limitations):

          (a) To immediately terminate this Lease and Tenant's right to possession of the Premises by giving written notice to Tenant and to recover from Tenant an award of damages equal to the sum of (i) the worth at the time of award of the unpaid rental which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rental which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant affirmatively proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rental for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant affirmatively proves could be reasonably avoided,
     (iv) any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, and (v) all such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law; or

          (b) To have this Lease continue to effect for so long as Landlord does not terminate this Lease and Tenant's right to possession of the Premises, in which event Landlord shall have the right to enforce all of the rights and remedies provided by this Lease and by law, including the right to recover the rental and other charges payable by Tenant under this Lease as they become due.

For purposes of this Section 11, the worth at the time of award of the amounts referred to in Paragraph 11.2(a)(1) and 11.2(a)(ii) shall be computed by allowing interest at the highest rate allowable by law, and the worth at time of award of the amount referred to in part 11.2(a)(iii) shall be computed by discounting such amount at the rate specified in California Civil Code Section 1951.2(b) or any successor statute. In such computations, the rent due shall include Base Monthly Rent plus the aggregate amount of all Additional Rents, charges and other amounts payable by Tenant pursuant to the provisions of this Lease.

     11.3 LANDLORD'S DEFAULT. Landlord will be in default if Landlord fails to perform any obligation required of Landlord (other than a delay in delivery of possession as provided for in Section 3 of this Lease) with 30 Days after written notice by Tenant to Landlord, specifying how Landlord has failed to perform such obligation; provided that if the nature of Landlord's obligation is such that more than 30 Days are required for performance, then Landlord shall not be in default if Landlord commences performance within 30 day period and thereafter diligently prosecutes the same to completion. If Landlord's default deprives Tenant of the use of all or substantially all of the Premises for the purposes for which they are let, pursuant to the provisions of this Lease, then upon the occurrence of a Landlord default as defined by this Paragraph, Tenant shall have the right to an abatement of that portion of the Base Monthly Rent required by this Lease which is, to the whole of the Base monthly Rent, equal to the ratio that the portion of the Premises of which Tenant has been deprived of use as a result of Landlord's default bears to the entirety of the Premises. Such abatement shall continue until the Landlord has cured its default. If Landlord's default continues uncured for a period of 30 Days, Tenant shall have the right to terminate this Lease upon 30 days written notice to Landlord. If Tenant elects to terminate this Lease, Tenant shall vacate the Premises by the 30th Day following the delivery of the notice of Tenant's election to terminate and shall deliver the Premises to the Landlord in the condition required by the provisions of this Lease governing termination. If Tenant has not exercised the right to terminate established by this Paragraph prior to Landlord's curing of the default, Tenant shall be deemed to have waived the right to terminate the Lease as a result of that Default. Except as expressly set forth in this Lease, Tenant shall not have any right whatsoever to terminate this Lease or to withhold, reduce or offset any amount against any payments of rents or charges due and payable under this Lease.

     12. TERMINATION. Upon expiration of the Term or early termination of this Lease (collectively "Termination"), Tenant shall deliver up and surrender to Landlord possession of the Premises in as good order and condition as when Tenant took possession excepting only ordinary wear and tear. Tenant's obligation with respect to the surrender of the Premises shall be fulfilled if Tenant surrenders possession of the Premises in the condition existing at the Commencement Date (including the improvements described on Exhibits C and D, ordinary wear and tear, casualties, condemnation, Hazardous Materials (other than those released or emitted by Tenant in or about the Premises), and alterations or other interior improvements which Landlord states in writing may be surrendered at the termination of the Lease, excepted. Upon Termination, Landlord may reenter the Premises and remove all persons and property therefrom. If Tenant fails to remove anything that Tenant is required or entitled to remove from the Premises on Termination, Landlord may remove the same and store or dispose of such item(s) in accordance with Civil Code Sections 1980-91. Tenant shall pay to Landlord on demand all expenses incurred in such removal and storage and in cleaning the Premises. If the Premises are not surrendered at the end of the Term, Tenant shall indemnify Landlord against all losses resulting from Tenant's delay in surrendering the Premises. If Tenant remains in possession of the Premises after expiration of the Term and if Landlord and Tenant have not executed an express written agreement as to such holding over, then such occupancy shall be a tenancy from month to month at a Base Monthly Rent fixed at 125% of the Base Monthly Rent in effect immediately prior to such expiration, such payments to be made as herein provided. In the event of such holding over, all terms of this Lease including the obligation for payment of all charges owing hereunder shall remain in force and effect on said month to month basis. The voluntary or other surrender of this Lease by Tenant, if accepted by Landlord, or a mutual cancellation thereof, shall not work a merger, but shall, at the Landlord's option, terminate or operate as an assignment to Landlord of any or all subleases or subtenancies.

     13.     CONDEMNATION OF PREMISES.

             13.1.   TOTAL CONDEMNATION.   If the entire Premises are taken by
Condemnation during the Term, this Lease shall terminate on the date of transfer of possession and Tenant shall have no claim against Landlord for the value of the unexpired Term.

             13.2.   PARTIAL CONDEMNATION.   If any portion of the Premises is
taken by Condemnation during the Term, this Lease shall remain in full force and effect; except that if a partial taking leaves the Premises unsuitable for occupancy, Tenant may terminate this Lease effective on the date transfer of possession is required unless Landlord makes other comparable arrangements for Tenant's space. Landlord and Tenant shall each have the right to terminate this Lease effective on the date transfer of possession is required in the event of Condemnation of more than 25% of the Usable Square Feet in the Premises. Either party may exercise its right to terminate this Lease by serving written notice to the other within 30 Days of their receipt of notice of condemnation, except that Tenant's notice shall be ineffective if Landlord serves notice upon Tenant of Landlord's election to provide alternate space equivalent to that condemned within 10 Days of Tenant's delivery of notice to Landlord pursuant to this Paragraph. Tenant shall have the right of approval of replacement space. All rent and other obligations of Tenant under this Lease shall be paid to the date of Termination; Tenant shall have no claim against Landlord for any unexpired portion of the Term. If this Lease is not canceled after a partial taking, Base Monthly Rent and Tenant's Pro Rata Share shall be adjusted to reflect the net change in the number of Rentable Square Feet allocable to the Premises. TENANT WAIVES CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1265.130.

             13.3.   AWARD TO TENANT.   In the event of Condemnation, Tenant
may claim from the condemnor such compensation as Tenant may separately recover for moving costs, loss of business, fixtures or equipment belonging to Tenant. Tenant shall have no other right to recover from Landlord or the condemnor for any additional claims arising out of such taking.

     14.     LANDLORD'S ENTRY.   Landlord and its Agents may enter the Premises
at all reasonable times to: inspect; make repairs or Alternations; post "For Lease" signs during the last 120 Days of the Term; show the Premises during the last 120 days of the Term; and/or to post notices of nonresponsibility. Landlord shall have such right of entry without any rebate of rent to Tenant for any loss of occupancy or quiet enjoyment of the Premises. Landlord shall provide 24 hours' notice of intended entry except under circumstances Landlord deems an emergency.

     15.     LIMITATION OF LIABILITY AND INDEMNITY:   This Section 15,
inclusive of all paragraphs and subparagraphs, supersedes each and every other provision of this Lease.

             15.1.   LIMITATION OF LANDLORD'S LIABILITY.   SUBJECT TO THE
PROVISIONS OF PARAGRAPHS 6.7 AND 18.11.4 OF THIS LEASE, LANDLORD SHALL NOT BE LIABLE FOR AMOUNTS EXCEEDING INSURANCE COVERAGE MAINTAINED BY LANDLORD UNDER THIS LEASE ("EXISTING COVERAGE") RESPECTING ANY INJURY OR DAMAGE, PROXIMATE OR REMOTE, OCCURRING THROUGH OR CAUSED BY REPAIRS OR ALTERATIONS TO THE PROPERTY, UNLESS THE INJURY OR DAMAGE ARISES FROM LANDLORD'S NEGLIGENCE, WILLFUL MISCONDUCT, OR BREACH OF THIS LEASE ("LANDLORD'S ACTS"). EXCEPT FOR LOSSES ARISING FROM LANDLORD'S ACTS, LANDLORD SHALL HAVE NO LIABILITY IN EXCESS OF EXISTING COVERAGE FOR ANY INJURY OR DAMAGE OCCASIONED BY DEFECTIVE ELECTRIC WIRING, OR THE BREAKING, BURSTING, STOPPAGE OR LEAKING OF THE PLUMBING, AIR-CONDITIONING, HEATING, FIRE CONTROL SPRINKLER SYSTEMS OR GAS, SEWER OR STEAM PIPES.

             15.2.   LIMITATION ON ENFORCEMENT OF REMEDIES.   NOTWITHSTANDING
ANY OTHER PROVISION OF THIS LEASE, TENANT AND ITS AGENTS SHALL, UNDER ALL CIRCUMSTANCES, BE ABSOLUTELY LIMITED TO LANDLORD'S INTEREST IN THE PROPERTY FOR SATISFACTION OF ANY AND ALL JUDGMENTS, AWARDS AND/OR ORDERS AGAINST LANDLORD RELATING TO OR ARISING OUT OF TENANT AND ITS AGENTS' OCCUPANCY AND USE OF THE PROPERTY AND/OR IN THE EVENT OF ANY DEFAULT BY LANDLORD UNDER THIS LEASE; AND NO OTHER PROPERTY OF LANDLORD OR ITS PARTNERS OR PRINCIPALS, DISCLOSED OR UNDISCLOSED, SHALL BE SUBJECT TO LEVY, EXECUTION OR OTHER ENFORCEMENT PROCEDURE FOR THE SATISFACTION OF TENANT AND ITS AGENTS' REMEDIES WITH RESPECT TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, OR THE USE AND OCCUPANCY OF THE PROPERTY AND THE PREMISES BY TENANT AND ITS AGENTS. TENANT, ON BEHALF OF TENANT AND ITS AGENTS, WAIVES ALL RIGHTS TO COLLECT OR ENFORCE ANY AND ALL ORDERS, AWARDS AND/OR JUDGMENTS AGAINST LANDLORD IN EXCESS OF LIMITATIONS IMPOSED BY THIS SECTION 15. TENANT SHALL REQUIRE EVERY SUBTENANT AND ASSIGNEE OF TENANT AGREE TO BE BOUND BY THE WAIVER SET FORTH IN THIS SECTION. LANDLORD'S EXPOSURE AS SET FORTH IN THIS SECTION IS CUMULATIVE AND IN THE AGGREGATE (AS TO ALL JUDGMENTS, AWARDS AND ORDERS AGAINST LANDLORD ARISING IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR THE USE AND OCCUPANCY OF THE PROPERTY BY TENANT AND ITS AGENTS). LIMITS IMPOSED BY THIS SECTION INCLUDE DUTIES OF EXPRESS AND/OR IMPLIED INDEMNITY. "LANDLORD" INCLUDES ALL PERSONS AND ENTITIES WHO NOW OR HEREAFTER OWN AN INTEREST IN LANDLORD.

     16.     ASSIGNMENT AND SUBLETTING.   Tenant shall not directly or
indirectly: (1) assign this Lease in whole or in part; (2) sublet any part or all of the Premises; (3) license the use of all or any part of the Premises, the Property or any business conducted thereon; or (4) encumber or hypothecate this Lease (collectively "Transfer"), without first obtaining Landlord's written consent. The transfer of shares of stock, partnership interests or other ownership interests in Tenant resulting in a change in the effective control of Tenant, or any merger, consolidation or other reorganization of Tenant is a Transfer of this Lease. Tenant's request for consent to any assignment, sublease or other transfer shall be in writing and shall include the following: (a) the name and legal composition of the proposed transferee; (b) the nature of the proposed transferee's business to be carried on in the Premises; (c) the terms and provisions of the proposed assignment or sublease; and (d) such financial and other information as Landlord may request concerning the proposed transferee or concerning the proposed assignment or sublease. Any Transfer of this Lease, in whole or in part, without Landlord's prior written consent shall constitute a default under this Lease. Landlord's consent to any Transfer shall not constitute a waiver of the need for such consent to any subsequent Transfer. Tenant may, without Landlord's prior written consent sublet the Premises or assign the Lease to a subsidiary, affiliate, division or corporation, controlling, controlled by or under common control with Tenant. Notwithstanding any other provision of this Lease, tenant may transfer all rights and obligations of Tenant under the provisions of this Lease to the surviving corporation in the event of a merger or to the purchaser of all of the assets of the corporation or the entity resulting from any other business combination or restructuring in which Tenant cases to exist as an independent entity without obtaining Landlord's consent provided that the surviving entity which will become responsible for the Tenant's obligations under this lease shall have a net worth (after consideration of all actual and contingent liabilities) not less than that of the Tenant's net worth as of the date of this Lease incrementally increased by a compounding 10% per annum, and provides evidence reasonably satisfactory to Landlord of its ability to meet the financial obligations of the Tenant under the terms of the Lease.

Notwithstanding any Transfer with or without Landlord's consent, Tenant shall remain fully liable on this Lease unless expressly released by Landlord in writing. Without limiting other reasons or circumstances, Landlord and Tenant agree that it is reasonable for Landlord to withhold consent if, in Landlord's judgment: (i) the financial strength of the proposed assignee is not commensurate with the obligations of the Lease; (ii) the proposed use would be incompatible with the use of the rest of the Property; or (iii) the proposed use would generate traffic and/or wear and tear materially in excess of Tenant's use. If Landlord consents to a Transfer, Tenant shall pay Landlord's reasonable attorney's fees incurred in connection with such consent. Tenant shall pay to Landlord, as received, 50% of all Excess Rent received by Tenant directly or indirectly in respect of Transfer of all or any part of this Lease or of the Premises. "Excess Rent" means, in the case of an assignment, all consideration and, in the case of a sublease, all consideration in excess of the rents and charges reserved under this Lease. Tenant, however, shall not be required to pay Landlord any Excess Rent until Tenant has deducted therefrom the costs to Tenant to effectuate the assignment or sublease, including attorneys' fees, leasing commissions and remodeling costs.

     17. DAMAGE OR DESTRUCTION. Each party may terminate this Lease if the Premises or the Building are damaged to an extent exceeding 50% of the then replacement cost of the Premises (in the event of damage limited to the Premises) or 33% of the Building (in the event of damage not limited to the Premises). Landlord may also terminate this Lease if the Premises or the Building are damaged by an uninsured peril to an extent exceeding 33% of the then replacement cost of the Premises (in the event of damage limited to the Premises) or 25% of the Building (in the event of damages not limited to the Premises). If a party elects Termination under this section, the terminating party shall deliver written notice to the non-terminating party within 30 Days of the occurrence of the damage. Tenant shall have 30 Days to vacate the Premises unless they are unsafe for occupancy, in which case, Tenant shall immediately vacate. TENANT WAIVES SECTION 1932(2), AND SECTION 1933(4) OF THE CALIFORNIA CIVIL CODE. If this Lease is not terminated pursuant to this Section, Landlord shall, within 90 Days of the occurrence of the damage, proceed to repair the Building, on substantially the same plan as existed immediately before the occurrence of damage. Tenant shall be liable for repair and replacement of all fixtures, leasehold improvements, furnishings, merchandise, equipment and Tenant's personal property not covered by insurance. The Base Monthly Rent will be reduced during the repair period in the proportion that the unusable part of the Premises bears to the whole. Notwithstanding any other provision of this Lease, if the discounted present value of the Base Monthly Rent due for the remaining Term, using as the discount rate the prime commercial lending rate in effect at the Bank of America, NT&SA, as of the date of the damage is less than the cost of repairing the damage to the Premises, Landlord may terminate this Lease on 10 Days' written notice to Tenant.

     18.  HAZARDOUS MATERIALS.

          18.1.     TENANT'S WARRANTIES. Tenant's obligations are:

                    18.1.1. RESTRICTIONS ON HAZARDOUS MATERIALS. Hazardous Material (as defined below) shall not be brought upon, manufactured, generated, disposed of, handled, used, kept or stored (collectively "Handled" or "Handling") in, on, about or under the Property by Tenant and its Agents without Landlord's prior written consent.

                    18.1.2. APPLICABLE REGULATIONS. If any Hazardous Material is Handled, in, on, about or under the Property by Tenant and its Agents, Tenant shall bear all responsibility for ensuring that such material shall be handled in compliance with all Environmental, Health and Safety Requirements regulating such Hazardous Material. Tenant shall procure, maintain in effect and comply with all conditions and requirements of any and all permits, licenses and other governmental and regulatory approvals or authorizations required by Environmental, Health or Safety Requirements relating to the Handling of Hazardous Material. Tenant shall give Landlord copies of all such permits, licenses, or other regulatory approvals within 5 Days of receipt.



                    18.1.3. RESTORATION. If, as a result of actions caused or permitted by Tenant and its Agents, Hazardous Material in, on, about or under the property or any adjoining property results in contamination of the Property or other property, Tenant, at it sole expense, shall promptly take all actions as are necessary to remove the Hazardous Material on the Property due to the actions of Tenant and/or Tenant's Agents and return the Property and/or the other affected property to the condition existing prior to such contamination ("Restoration"). Tenant shall not, however, undertake Restoration without first providing Landlord with written notice and obtaining Landlord's approval of the restoration procedures, work and contractor. Tenant shall effect Restoration in compliance with all Environmental, Health and Safety Requirements. Tenant shall not enter into any settlement agreement, consent decree or compromise respecting any claims relating to Hazardous Material connected with the Property without first notifying Landlord of its intention to do so and affording Landlord ample opportunity to appear, intervene or appropriately assert and protect Landlord's interests.

                    18.1.4. REMOVAL. On Termination, Tenant shall remove from the Property all

Hazardous Materials in, on, about or under the Property Handled by Tenant and its Agents and all receptacles and containers therefor, and shall cause such Hazardous Materials, receptacles and containers to be Handled, transported and disposed of pursuant to all applicable Environmental, Health and Safety Requirements. Hazardous Materials, receptacles and containers shall be removed by duly licensed haulers, transported to and disposed of at duly licensed facilities for the disposal of such Hazardous Materials, receptacles or containers. Tenant shall deliver to Landlord copies of all documentation relating to Handling of Hazardous Materials, receptacles or containers therefor, reflecting legal and proper Handling. Tenant shall, at its sole expense, repair all damage to the Property resulting from its removal of Hazardous Materials, receptacles and containers. Tenant shall continue to pay rent until completion of such removal and repairs.

          18.1.5. TENANT'S WRITTEN CONFIRMATION. Tenant shall execute such documents as Landlord may request as to Tenant's knowledge of the presence of Hazardous Materials in, on, about or under the Property. On each anniversary of the Commencement Date, Tenant shall give Landlord a letter stating that during the preceding year Tenant complied with this Section 18, or, if Tenant has not so complied, stating the details of noncompliance.

          18.1.6. TENANT'S DUTY TO NOTIFY LANDLORD. Tenant shall notify Landlord in writing immediately upon learning of: (1) enforcement, cleanup, remediation or other action threatened, instituted or completed by any governmental or regulatory agency or private person with respect to the Property or any adjoining property relating to Hazardous Materials; (2) any claim threatened or made by any person against Tenant, Landlord, the Property or any adjoining landowner, tenant or property for personal injury, compensation or any other matter relating to Hazardous Materials; and (3) any reports made by or to any governmental or regulatory agency with respect to the Property or any adjoining property relating to Hazardous Materials, including without limitation, any complaints, notices or asserted violations in connection therewith. Tenant shall supply to Landlord as promptly as possible, and in any event within 5 Days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings, asserted violations or other documents relating in any way to the foregoing.

     18.2. LANDLORD'S RIGHTS. Landlord and its Agents shall have the right to communicate, verbally or in writing, with any regulatory agency or any environmental consultant on any matter respecting the Property relating to Hazardous Materials. Landlord shall be entitled to copies of all notices, reports or other documents issued by or to any such regulatory agency or consultant respecting the Property relating to Hazardous Materials.

     18.3. TENANT'S DUTY TO INDEMNIFY. If the Handling by Tenant and its Agents of Hazardous Materials results in contamination of the Property, Tenant shall indemnify, defend, protect and hold Landlord and its Agents and all of Landlord's partners or other affiliates, together with all their directors, officers, shareholders, employees, agents, contractors and attorneys, harmless from and defend them against any and all claims, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of rental or usable space or of any other amenity of the Property, damages arising from any adverse impact on marketing of space in the Property, other consequential damages and sums paid in settlement of claims, attorneys' fees, consultants' fees and experts' fees) which arise during or after the Term as a result of such contamination. This indemnification includes, without limitation, costs incurred in connection with removal or restoration work required by any regulatory agency and/or private persons because of the presence of Hazardous Materials in the soil or groundwater in, on, about or under the Property or any adjoining property as a result of the acts of Tenant and its Agents and legal fees and expenses incurred by Landlord relating to such claims, demands, investigations and responses.

     18.4. RIGHT OF ENTRY. If contamination of the Property by Hazardous Materials occurs or if any lender or regulatory agency requires an investigation to determine if there is contamination of the Property or any adjoining property, then Landlord and its Agents shall have the right, at any reasonable time and from time to time, to enter the Premises to perform monitoring, testing or other analyses, and to review applicable documents, notices, or other materials. If such contamination resulted from the conduct of Tenant and its Agents, Tenant shall pay, on delivery of Landlord's invoice, all costs and expenses reasonably incurred by Landlord in connection with such investigation, monitoring, and testing.

     18.5. DEFINITIONS. The following terms shall have the following meanings:

               18.5.1. "HAZARDOUS MATERIAL": means (a) any petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (PCBs), (d) radon gas, (e) underground storage tanks,
(f) any explosive or radioactive substances, (g) lead or lead-based paint, or
(h) any other substance, material, waste or mixture now or hereafter during the term of this lease listed, defined or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Health and Safety Requirements.

               18.5.2. "ENVIRONMENTAL HEALTH AND SAFETY REQUIREMENTS" means any federal, state or local law or rule (whether imposed by statute, administrative or judicial order, or common law), now in force or hereafter enacted, governing health, safety, industrial hygiene, the environment, natural resources, or Hazardous Materials, including, without limitation, such laws governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, discharge of, or exposure to Hazardous Materials. All Environmental Health and Safety Requirements are Regulations under the terms of this Lease.

     18.6. ALLOCATION OF RESPONSIBILITIES. ALL LIABILITY ARISING FROM THE TRANSPORTATION OR HANDLING OF HAZARDOUS MATERIALS IN, ON, UNDER, AND/OR ABOUT THE PROPERTY OR ADJOINING PROPERTY BY TENANT AND ITS AGENTS SHALL, AT ALL TIMES, REMAIN TENANT'S SOLE RESPONSIBILITY, EVEN IF THE HAZARDOUS MATERIALS ORIGINATE FROM THE PROPERTY. NO ACT BY LANDLORD OR ITS AGENTS SHALL CONSTITUTE ASSUMPTION BY LANDLORD OF ANY OBLIGATIONS, DUTIES, LIABILITIES OR RESPONSIBILITIES PERTAINING TO TENANT'S COMPLIANCE WITH ANY ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS. NOTWITHSTANDING TERMINATION OF THIS LEASE, TENANT SHALL RETAIN ALL LIABILITY AND RESPONSIBILITY FOR COMPLIANCE WITH REGULATIONS AND ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS CONCERNING TENANT AND ITS AGENTS' HANDLING OF HAZARDOUS MATERIALS. TENANT SHALL INDEMNIFY AND HOLD LANDLORD AND ITS AGENTS, HARMLESS FROM ALL COSTS AND EXPENSES ASSOCIATED WITH SUCH COMPLIANCE INCLUDING THE OBLIGATIONS IMPOSED BY THE CC&Rs UPON LANDLORD TO INDEMNIFY THE ASSOCIATION, THE BOARD OF THE

ASSOCIATION AND EVERY OTHER OWNER AND THEIR RESPECTIVE TENANTS, AGENTS, EMPLOYEES, REPRESENTATIVES, DIRECTORS, AND OFFICERS AGAINST LOSS, EXPENSE AND LIABILITY ARISING FROM THE TRANSPORTATION OR HANDLING OF HAZARDOUS MATERIALS BY TENANT AND ITS AGENTS.

                18.7. INSPECTIONS. Tenant will cooperate with the completion of inspections of the Property as required by applicable Regulations. Tenant shall provide to Landlord a copy of the reports for each such inspection within 15 days of Tenant's receipt of such reports.

                18.8. COOPERATION RESPECTING REGULATIONS. Tenant will not interfere with Landlord's acts pursuant to the above-referenced Regulations. Tenant will comply with reasonable procedures promulgated by Landlord pursuant to such Regulations. Landlord shall have no duty to establish any procedures or to supervise in any way Tenant's activities on the Property.

                18.9. SURVIVAL. The covenants, agreements and indemnities set forth in this Section 18 shall survive Termination and shall not be affected by any investigation, or information obtained as a result of any investigation, by or on behalf of Landlord or any prospective Tenant.

                18.10. SPECIAL MATTERS.

                       18.10.1. STORAGE TANKS: TENANT SHALL NOT INSTALL ANY STORAGE TANKS ON THE PROPERTY WITHOUT LANDLORD'S PRIOR WRITTEN CONSENT.

                       18.10.2. FLAMMABLE CHEMICALS: Tenant shall store all flammable chemicals in a metal storage cabinet. Flammable Chemicals includes, without limitation, turpentine, thinner, brush cleaner, solvents and other combustible products.

                       18.10.3. NFPA WARNINGS: If Tenant uses any chemicals on the Premises, Tenant shall post an NFPA diamond on the exterior side of the door to the Premises.

                18.11.  LANDLORD'S OBLIGATIONS. Landlord's obligations are:

                       18.11.1. COMPLIANCE WITH REGULATIONS. If Landlord and its Agents Handle Hazardous Material in, on, about or under the Property, such material shall be Handled in compliance with all Environmental, Health and\ Safety Requirements.

                       18.11.2. RESTORATION. If, as a result of Landlord's bringing Hazardous Material upon the Property, any contamination of the Property or the surrounding environment occurs, Landlord shall promptly take all necessary actions to return the Property and/or the surrounding environment to the condition existing prior to such contamination.

                       18.11.3. DUTY TO NOTIFY TENANT. Landlord shall notify Tenant in writing upon learning of: (1) enforcement, cleanup, remediation or other action threatened, instituted or completed by any regulatory agency or private person with respect to the Property relating to Hazardous Materials; (2) any claim threatened or made against Landlord respecting the Tenant or the Property for personal injury, compensation or any other matter relating to Hazardous Materials; and (3) reports made by or to any regulatory agency respecting the Property, complaints, notices or asserted violations in connection therewith. Landlord shall supply to Tenant copies of claims, notices, warnings, or other documents relating to the foregoing.

                       18.11.4. INDEMNITY OF TENANT. If Hazardous Materials, resulting from Landlord's acts, contaminate the Property, or if the Property is contaminated on the Commencement Date (excluding remediated contaminations currently monitored pursuant to an approved remediation plan), Landlord shall indemnify, defend, protect and hold Tenant and its Agents harmless from all claims, damages, penalties, costs, liabilities and losses, including reasonable attorneys fees, resulting from such contamination.

        19.     MISCELLANEOUS PROVISIONS.

                19.1. WAIVER. No waiver of any breach of this Lease shall be construed as a waiver of any other breach. Landlord's acceptance of rent after Tenant's breach shall not be a waiver of any preceding breach of this Lease by Tenant, even if known by Landlord at the time.

                19.2. NOTICES. Notices, requests, demands and other communications shall be in writing personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service (such as, by way of example, Federal Express or UPS Overnight Delivery Service) properly addressed to the other party at the address set forth by its signature below, or at such other address as may be designated in writing by one party to the other. Notice shall be effective on personal delivery or on the date indicated on the post office's certified mail receipt of delivery.

                19.3. CONSTRUCTION. This Lease shall be construed pursuant to California law. The invalidity of any provision of this Lease shall not affect the remainder. All terms of this Lease shall be construed to mean either the singular or the plural, masculine, feminine or neuter, as the situation may demand. Headings are descriptive only and not determinative of meaning. Time is of the essence in performance of all obligations. This Lease constitutes the entire agreement between the parties respecting the subject matters that it addresses. This Lease supersedes all prior oral and written agreements respecting the hiring or the Premises. Provisions of this Lease may be waived, amended or repealed only by all parties' written consent. This Lease binds and inures to the benefit of the parties' heirs, personal representatives, successors and assigns. Should any provision of this Lease require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms shall be more strictly construed against one party by reason of the rule that a document is to be construed more strictly against the party responsible for its preparation; the parties agree that all parties have participated in the preparation of this Lease.

                19.4. MEMORANDUM. If Landlord requests a memorandum of Lease, the parties shall execute, acknowledge and record such a document.

                19.5. AUTHORITY. Each individual executing this Lease for a corporation warrants that he is duly authorized to execute and deliver the Lease for the corporation and that the Lease binds the corporation in accordance with its terms. Each individual executing this Lease on behalf of a partnership warrants that he is duly authorized to execute and deliver this Lease for the partnership and that this Lease binds the partnership in accordance with its terms.

                19.6. LITIGATION. All Litigation arising out of or in connection with this Lease shall be venued in Marin County, California. The prevailing party shall recover costs of suit and attorneys' fees, whether or not the matter proceeds to judgment or award.

                19.7. SUBORDINATION OF LEASEHOLD. This Lease shall, at all times, be subordinate to the lien of any loan that Landlord may secure with the Property. Landlord shall obtain a non-disturbance agreement from the lender secured by the Property at the time Tenant first occupies the Property, which agreement shall provide that absent Tenant's default, the lienholder will allow Tenant to remain in possession of the Premises, subject to the provisions of this Lease, for the duration of the Term. Landlord shall use its best efforts to obtain a similar non-disturbance agreement from any and all subsequent lenders secured by the Property during the Term. Tenant shall execute written instruments to effect such subordination respecting new lenders secured by the Property, conditioned upon the lender providing the non-disturbance agreement for Tenant.

        19.8. ESTOPPEL. Within 15 Days of Landlord's request, Tenant shall complete, execute and deliver to Landlord a certification: (a) that this Lease is unmodified and in full force and effect (or if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect); (b) of the date to which the rent and other charges are paid;
(c) that Tenant knows of no uncured defaults on the part of Landlord hereunder, or specifying such defaults, if any are claimed; and (d) of the date of commencement and expiration of the Term. Tenant's failure to timely deliver the document constitutes a certification that Landlord is not in default under the Lease and the terms of the Lease are in force without modification. Prospective purchasers, lenders or lender's assignees may rely upon such certification.

        19.9. ATTORNMENT. In the event of a sale of the Property or the completion of foreclosure against the Property, Tenant shall attorn to the Landlord's successor in interest.

        19.10. LENDER'S REQUESTS. Tenant shall consent to Lease amendments requested by any lender against the Property, provided that such amendments do not materially affect Tenant's obligations. Tenant shall timely supply financial information requested by such lender.

        19.11. REASONABLE EXPENDITURES. Any expenditure by a party permitted or required under the Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.

        19.12. SUBMISSION. Submission of this document to Tenant does not create a reservation for a lease or any rights respecting the Premises prior to Landlord's execution.

        19.13. ARBITRATION OF DISPUTES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE, THE PROVISIONS OF THIS SECTION APPLY TO ALL DISPUTES ARISING OUT OF THE LEASE SAVE AND EXCEPT UNLAWFUL DETAINER PROCEEDINGS; NOTHING IN THIS AGREEMENT SHALL BE INTERPRETED TO REQUIRE LANDLORD TO SUBMIT UNLAWFUL DETAINER PROCEEDINGS TO ARBITRATION, IF A CONTROVERSY, CLAIM OR DISPUTE EXCLUDING UNLAWFUL DETAINER PROCEEDINGS AND ISSUES RAISED IN CONNECTION THEREWITH (COLLECTIVELY "DISPUTE"). THE TERM "DISPUTE" SHALL NOT BE CONSTRUED TO INCLUDE UNLAWFUL DETAINER PROCEEDINGS. IN THE EVENT THAT A DISPUTE BETWEEN THE PARTIES ARISES OUT OF THIS LEASE, THE DISPUTE SHALL BE SUBMITTED TO BINDING ARBITRATION TO BE CONDUCTED UNDER THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. JUDGMENT ON THE ARBITRATOR'S AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1283.05 SHALL APPLY TO SUCH ARBITRATION.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISIONS DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.



      19.14. BROKERAGE. Landlord and Tenant each warrants and represents for the benefit of the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and that it knows of no other real estate broker or agent who is or might be entitled to a real estate brokerage commission or finder's fee in connection with this Lease. Each party shall indemnify and hold harmless the other from and against any and all liabilities or expenses arising out of claims made by any broker or individual for commissions or fees resulting from the actions of the indemnifying party in connection with this Lease.

      19.15. COOPERATION. Tenant will not interfere with Landlord's actions pursuant to any Regulation affecting the Property or with respect to the CC&Rs, however Landlord agrees to provide to Tenant the constructive benefit of the CC&R's by cooperating with Tenant to enforce the provisions of the CC&R's in order to obtain for Tenant all benefits entitled to be derived from the CC&R's. Landlord agrees to vote against material changes to the CC&R's which would adversely impact Tenant's rights or reduce Landlord's obligations under the provisions of this Lease. Tenant will comply with all reasonable procedures promulgated by Landlord relating to the matters covered by such Regulations and the CC&Rs as to which it receives written notice. Landlord has no duty to establish procedures or regulations or to supervise Tenant's activities for any purpose including, without limitation, the Handling of Hazardous Materials.

      19.16. PARKING. Tenant shall have the use of no fewer off-street parking places than is required by the applicable Regulations respecting the Property based on the Rentable Square Footage of the Property. Landlord anticipates that the Tenant shall have at least 70 off street parking spaces based on current plans for the construction of the Building. Parking spaces within the area of the Restricted Common Area (as defined by the CC&Rs) and designated on the Parking Plan of the Association as assigned to the Building, shall be for Tenant's exclusive use. Any and all other parking spaces made available to Tenant shall be for the Tenant's non-exclusive use.

     19.17. NON-DISTURBANCE AGREEMENT. Landlord shall use its reasonable best efforts to obtain, for Tenant's benefit, execution of a Non-Disturbance Agreement by the beneficiary of any deed of trust or lien now or hereafter, during the Term, secured by the Property.

     19.18. PREPARATION. Tenant has had the opportunity to review this Lease and have it reviewed by such legal counsel and other advisors as Tenant deems necessary or appropriate. Tenant understands that this document affects significant legal rights. Each party has been represented by separate counsel of its own selection respecting the preparation of this Lease.

     19.19. CC&RS. The CC&Rs shall be treated as Regulations under this Lease and the failure to abide by the CC&Rs shall be treated as a failure to comply with applicable Regulations.

     19.20. LIMITATIONS AND RESTRICTIONS RESPECTING OPERATING EXPENSES:
Notwithstanding any other provision of this Lease, the following shall not be included as Operating Expenses: (1) legal fees, brokerage commissions, advertising costs and other related expenses incurred in connection with the leasing of the Building; (2) damage and repairs covered under any warranty or insurance policy carried by Landlord in connection with the Building or the Property; (3) damage and repairs necessitated by the gross negligence or willful misconduct of Landlord or Landlord's employees, contractors or agents;
(4) salaries of service personnel to the extent that such service personnel perform services not solely in connection with the management, operation, repair or maintenance of the Building or Common Areas; (5) Landlord's general overhead expenses not related to the Building; (6) payments of principal or interest on any mortgage or other encumbrance, ground lease payments, points commissions and legal fees associated with financing (as used in this subparagraph, however, "encumbrance" does not include Taxes or assessments against the Property); (7) depreciation; (8) legal fees, accountants' fees and other expenses incurred in connection with disputes with other tenants or occupants of the Building or associated with the enforcement of any other leases respecting the Building or any portion of the Building; (9) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering space for other tenants or other occupants or vacant space in the Building (excluding Common Areas and Core Areas); (10) the cost of any service provided to Tenant or other occupants of the Building for which Landlord is entitled to be reimbursed (other than reimbursement by Tenant as provided elsewhere in this Lease); (11) any other expense which, under generally accepted accounting principals and practice would not be considered a normal maintenance and operating expense, except as limited by the provisions of Paragraph 19.21 of this Lease.

     19.21. SPECIAL ALLOCATION OF CAPITAL EXPENSES RELATED TO MODIFICATIONS REQUIRED BY REGULATIONS: Except as provided by the provisions of this Lease relating to Hazardous Materials, in the event that Landlord should be required to make a capital improvement or upgrade to the Building in order to comply with Regulations, the cost of each such upgrade shall be pro-rated over its useful life and the portion of the pro-rated cost allocable to each year of the

Term shall be included as an Operating Expense for that year.

          19.22. PROJECT SCHEDULE: Landlord has prepared and attached as Exhibit E to this Lease a timeline showing the estimated time frame for the acquisition of the Property, obtaining the required permits (including those required to be obtained by Tenant for the Tenant Improvements and those required to be obtained by Landlord for the construction of the Building Shell, construction and the Substantial Completion of the improvements (the "Project Schedule"). The parties acknowledge that the Project Schedule is not a binding commitment on the Landlord, but only the Landlord's current best estimate of the time frame for the completion of the project. Landlord will revise the Project Schedule and provide a copy of the Revised Project Schedule to Tenant within 20 days of the commencement of construction of the improvements. Landlord agrees that if Landlord anticipates any material variance from the Project Schedule annexed as an Exhibit to this Lease, Landlord will provide Tenant with a further Revised Project Schedule.

     20.  OVERRIDING CONDITIONS AND OTHER MATTERS:

          20.1. ACQUISITION OF PROPERTY. Landlord has entered into a contract to purchase the Property; however, escrow for the acquisition of the Property has not yet closed. Should Landlord not acquire the title to the Property for any reason, including, without limitation, unsatisfactory conditions discovered in the course of Landlord's due diligence investigation which the Seller is unable or unwilling to remedy, either Landlord or Tenant shall have the right to terminate this Lease upon written notice to the other. If either party terminates this Lease pursuant to the provisions of this paragraph, then this Lease shall be of no force or effect and Landlord and Tenant shall be relieved of any further responsibility or obligation in connection with performance required under this Lease. Landlord's acquisition of the Property shall be an express condition of this Lease for the benefit of both parties.

          20.2 FINANCING. Tenant acknowledges that Landlord's ability to construct the Building is premised upon Landlord's ability to obtain necessary construction and permanent financing. Landlord does not anticipate a problem in obtaining such financing, however, Landlord's obtaining of construction and permanent financing under commercially reasonable terms and market financing rates, for the acquisition and improvement of the Property, is a condition to this Lease, which condition is for Landlord's exclusive benefit. Should Landlord not obtain the required construction and permanent financing for the acquisition and improvement of the Property for any reason, Landlord shall have the right to terminate this Lease upon written notice to Tenant. Landlord's acquisition of construction and permanent financing is a condition of this Lease for Landlord's benefit. If Landlord does not waive this condition by December 31, 1998, Tenant shall have the right to terminate this Lease on written notice to Landlord. Notwithstanding the foregoing, if Landlord obtains construction and permanent financing commitments after December 31, 1998 and Tenant has not delivered to Landlord written notice of termination of this lease pursuant to the provisions of this paragraph prior to the date on which Landlord acquires such financing commitments, then the right to terminate this lease pursuant to this paragraph shall terminate and this condition will be deemed satisfied in a timely manner. If Landlord or Tenant terminates this Lease pursuant to the provisions of this paragraph, then this Lease shall be of no force or effect and Landlord and Tenant shall be relieved of any further responsibility or obligation in connection with performance required under this Lease.

          20.3 ACQUISITION OF ENTITLEMENTS AND PERMITS. Tenant acknowledges that Landlord's ability to construct the Building is premised upon Landlord's ability to obtain necessary governmental approvals and permits. Landlord does not anticipate a problem in obtaining such approvals and permits, however, Landlord's obtaining of all required permits and approvals (including applicable use permits) under commercially reasonable terms and in a timely fashion is a condition to this Lease, which condition is for Landlord's and Tenant's mutual benefit. Should Landlord not obtain the required approvals and permits by April 15, 1999, for any reason, Landlord and Tenant shall each have the right to terminate this Lease upon written notice to the other. Notwithstanding the foregoing, if Landlord obtains all necessary approvals and permits after April 15, 1999 and Tenant has not delivered to Landlord written notice of termination of this lease pursuant to the provisions of this paragraph prior to the date on which Landlord acquires all necessary permits and approvals, then the right to terminate this lease pursuant to this paragraph shall terminate and this condition will be deemed satisfied in a timely manner. If Landlord or Tenant terminates this Lease pursuant to the provisions of this paragraph, then this Lease shall be of no force or effect and Landlord and Tenant shall be relieved of any further responsibility or obligation in connection with performance required under this Lease. Nothing in this Lease shall be construed as obligating the Landlord to obtain the building permits or the Tenant Improvements. Tenant shall have sole responsibility for the timely obtaining and delivery of the permits for the Tenant Improvements.

          20.4 TENANT'S COOPERATION. Tenant shall cooperate with Landlord respecting all applications for construction and permanent financing and in all applications for permits and approvals, provided that Tenant shall not be required to incur any material expense or liability in connection with such cooperation.

          20.5 LANDLORD'S RIGHT TO ASSIGN LEASE TO NEWLY FORMED ENTITY. The parties acknowledge and agree that Landlord intends to create a new California Limited Liability Company (Company). Wareham Development Corporation or an affiliated entity will be the Managing Member of the Landlord once the company is formed. Landlord shall have the absolute and unrestricted right to transfer this Lease, together with all rights, duties and obligations of the Landlord hereunder to Company. Tenant agrees that upon Landlord's delivery of written notice to Tenant of said transfer and assignment, Company shall be the Landlord for all purposes under this Lease and shall have the rights and duties of the Landlord hereunder as though Company had signed this Lease at its inception. At such time, Wareham Development Corporation shall have no further obligations as the Landlord under the terms of this Lease.

          20.6 CONSTRUCTION. Tenant acknowledges that the Building has not yet been constructed. Landlord and Tenant have agreed that, subject to the conditions and terms of this Lease, Landlord will build a Building on the Property for lease to Tenant pursuant to the provisions of this Lease. Landlord shall cause the Building and Tenant Improvements to be constructed in a good and workmanlike manner and in compliance with applicable Regulations. The Building shall be constructed in accordance with plans and specifications mutually acceptable to Landlord and Tenant.

               20.6.1 CONSTRUCTION OF BUILDING SHELL. Landlord shall construct the Building Shell in accordance with plans and specifications mutually approved by Landlord and Tenant, which approval shall not be unreasonably withheld. Exhibit C to this Lease is the current conceptual drawing for the Building. The parties agree that the drawings require further revision and will work together cooperatively to review, revise and finalize the conceptual drawings. Once the final drawings are prepared, they will be annexed to this Lease as Exhibit C, replacing the current conceptual drawings for the Building attached upon signing of this Lease. Landlord has based the rent structure on a shell construction cost not exceeding $50 per Rentable Square Foot including core items such as HVAC, elevators, stairs and restrooms. Landlord agrees that Landlord will exhaust any project construction contingency funds available for the construction of the Shell prior to increasing the initial Base Monthly Rent above the amount based on the $50 per rentable Square Foot shell cost figure. If the actual construction cost for the Shell exceeds $50 plus the prorated construction contingency funds available for the construction of the Shell per Rentable Square Foot, the parties agree that the Base Monthly Rent will be proportionately increased to reflect the increase in the actual per square foot cost of construction. By way of example, if the cost per Rentable Square Foot is $53.00 and the available contingency fund is $2 per square foot, the Base Monthly Rent rates provided for in this Lease will be increased by 2% per Rentable Square Foot. Any increase in the cost of the shell in excess of 10% above the sum of the $50 per square foot shell figure and the construction contingency funds shall require Tenant's approval. In the event Tenant refuses to approve a cost increase, Tenant and landlord shall work, in good faith, to determine how to modify the construction so as to reduce the cost and avoid the increase. Landlord agrees to immediately notify Tenant in the event that Landlord has a reasonable expectation that the cost of the construction of the Shell is likely to exceed $50 per Rentable Square Foot in order to enable Tenant to participate with Landlord in the discussion of how to address that anticipated overage with the anticipated result of value engineering the costs down to as close as possible to $50 per Rentable Square Foot.

                20.6.2. CONSTRUCTION OF TENANT IMPROVEMENTS. Landlord and Tenant will cooperate in the preparation of working drawings for the Tenant Improvements, utilizing the services of Tenant's designer, Erik Ibsen of Ibsen/Senty Architecture ("Designer"). As used in this Lease, "Tenant Improvements" refers to the interior portion of the Premises exclusive of the Shell. The final space plans and working drawings approved by both Landlord and Tenant shall be attached to this Lease as Exhibit D. It shall be Tenant's obligation to timely produce the final space plans and working drawings and to obtain all required permits respecting the construction of the Tenant Improvements. Time is of the essence in this effort. The parties will make all reasonable efforts to expedite the preparation and approval of the space plans and working drawings for the Tenant Improvements. The Project Schedule annexed as an Exhibit to this Lease will set out a deadline for the delivery of the final space plan and working drawings. In the event that the Designer fails to timely deliver the final space plan and the working drawings, any delay resulting from that failure will be considered a Tenant Delay. In the event of a Tenant Delay, Landlord will work with the contractor and utilize commercially reasonable measures to attempt to eliminate or reduce the impact of the Tenant Delay upon the Completion Date.

Landlord will pay an amount equal to $35.00 per Usable Square Foot of the Premises ("Allowance") expendable for the costs of the design and construction of the Tenant Improvements. Any costs incurred by Landlord in excess of the Allowance shall be Tenant's obligation and if expended by Tenant within 15 Days of Delivery to Tenant of invoices and other documentation will reimburse Landlord therefor. In the event that Landlord anticipates construction of the Tenant Improvements will cost more than $35.00 per Usable Square Foot, Landlord shall promptly advise Tenant of that fact and provide Tenant with an estimate of the overage. Tenant shall promptly either approve the overage and accept financial responsibility for all costs in excess of the Allowance or agree with Landlord on appropriate modifications of the build-out to reduce the cost of the construction of the Tenant Improvements. Landlord will accept bids on all aspects of the construction of the Tenant Improvements and will exercise commercially reasonable judgment in determining which bid to accept. Nothing in this Lease shall be construed as obligating Landlord to accept the lowest bid if, in the Landlord's judgment good reason exists to accept a different or higher bid.

Any costs for Tenant Improvements in excess of the Allowance will be Tenant's obligation and if expended by Landlord will be reimbursed by Tenant on demand. Notwithstanding the foregoing, Landlord reserves the right to require Tenant to deposit any anticipated cost for Tenant Improvements exceeding the Allowance with Landlord prior to the start of construction.

Landlord agrees to immediately notify Tenant in the event that Landlord has a reasonable expectation that the cost of the construction of the Tenant Improvements are likely to exceed $35 per Rentable Square Foot in order to enable Tenant to participate with Landlord in the discussion of how to address that anticipated overage with the anticipated result of value engineering the costs down to the amount of the Allowance, or as close as is possible to that amount.

Landlord shall notify Tenant not less than 10 Days prior to the date on which Landlord expects to achieve Substantial Completion of the Premises, Core Area and Common Areas (including landscaping and parking facilities); Landlord will make reasonable efforts to provide more than 10 Days notice to the Tenant, but the Landlord's failure to provide more than 10 Days notice prior to Substantial Completion shall not be construed as a default under the provisions of this Lease. Forthwith upon such notification, Landlord and Tenant shall schedule a walk-through of the Premises. Upon the conclusion of the walk-through, Tenant shall prepare and deliver to Landlord a punch-list identifying any items Tenant deems deficient. Upon delivery of the punch-list to Landlord, Tenant shall be deemed to have accepted the Premises subject to correction of the Punch List items. Tenant's failure to deliver a punch-list to Landlord within three Days of the date of the walk-through shall be deemed Tenant's waiver of objection to any deficiencies and Tenant's acceptance of the Premises.

            20.6.3. MEASUREMENT OF RENTABLE AND USABLE SQUARE FOOTAGE. Because the Building has not yet been constructed, Usable Square Footage and Rentable Square Footage will be determined after the completion of plans for construction of the building upon which building permits have been issued (the "Plans"). Landlord will calculate the Usable Square Feet and advise Tenant of the calculation forthwith upon completion of the Plans and the issuance of the permits. Landlord will advise Tenant of the completion of the Plans and make a copy of the Plans available to the Tenant. Tenant shall have the right to measure the Usable Square Footage and Rentable Square Footage and to object to Landlord's calculations of the Usable Square Footage and/or Rentable Square Footage in writing within 10 Days of the date on which the Landlord notifies the Tenant of the Landlord's calculations. Tenant's failure to object within such 10 Day period shall constitute Tenant's acceptance of the Landlord's measurements as correct and the Landlord's measurements shall, thereafter, be conclusively presumed correct for all purposes related to this Lease.

     20.7 DELAYS OUT OF LANDLORD'S CONTROL. Notwithstanding any other provision of this Lease, delays in the commencement date caused by weather, acts of God, labor strikes, or other circumstances outside of Landlord's control (including delays in the transfer of title to the Property caused by or as a result of the actions of or limitations upon the current title holder of the Property, shall not create a breach or default by Landlord respecting the terms of this Lease. No such delay shall be included in the calculation of the time period referred to in Paragraph 3 of this Lease.

     20.8 EXISTING LEASE. Landlord acknowledges that Tenant is currently obligated under the terms of a lease with Point Richmond R&D Associates, a California Limited Partnership for space located in Point Richmond Tech Center 1, Building D, 1003 West Cutting Boulevard, Richmond, California (the "PR Lease"). The PR Lease contains a provision allowing for termination upon the construction of the Premises. Coincident with Tenant's relocation from the premises demised by the PR Lease to the Premises demised by this Lease, the PR Lease shall terminate. Upon Tenant's removal from the Premises demised by the PR Lease, any deposit that Tenant placed with the landlord of the PR Lease, less appropriate charges to the deposit, will be refunded to Tenant. Landlord will make such arrangements and provide such notices as may be required to effect such termination and refund. The provisions of this paragraph shall be of no force or effect unless and until Tenant moves into the Premises. Tenant shall not terminate the PR Lease unless and until Tenant moves into the Premises.

     20.9 LANDFILL DISCLOSURE. Tenant acknowledges that Landlord has disclosed to Tenant, as required by the CC&Rs that the Park contains landfill subject to Regulation under Title 144, California Code of Regulations, Division 7 ("Title 14"). Leachate monitoring and control, ground water monitoring and gas monitoring and control of the property owned by the Association (including the Amenities) during postclosure, and postclosure maintenance, control, land use, and reporting will be conducted by the Association in compliance with the requirements of Title 14. The costs of such monitoring, control and reporting will be charged to the Landlord by the Association and will be included as an Operating Expense under the provisions of this Lease.

     10.10 ACKNOWLEDGMENT OF RECEIPT OF DOCUMENTS. Tenant acknowledges receipt of a complete copy of the: (a) Phase I environmental Site Assessment Report dated October 30, 1998 prepared for Landlord by Kleinfelder, Inc.; (b) Declaration of Covenants, Conditions and Restrictions and Reciprocal Easements for Bayview Business Park dated July, 1989 as amended in October, 1989 and August, 1992; (c)


QuadraMed Lease 110398

          LANDLORD:                             TENANT:
WAREHAM DEVELOPMENT CORPORATION          QUADRAMED CORPORATION,
   a California Corporation             a California Corporation





By: /s/ [SIGNATURE ILLEGIBLE]          By: /s/ KEITH ROBERTS
  -----------------------------          -----------------------------
       Authorized Signature                   Authorized Signature

                                          KEITH ROBERTS, EVP & CFO
                                         -----------------------------
                                          Please print name and title


Date: 11/19/98                         Date: 11/17/98
     -------------------                    -------------------

ADDRESS FOR NOTICES:                   ADDRESS FOR NOTICES:
1120 Nye Street, Suite 400             1003 W. Cutting Boulevard
San Rafael, CA 94901                   Building D
                                       Richmond, California 94804



QuadraMed Lease 110398

                                   EXHIBIT A
                      LOCATION OF PREMISES IN DEVELOPMENT

                        [MAP OF THE AREA SURROUNDING AND
                            INCLUDING THE PREMISES]

                                   EXHIBIT B
                INITIAL ESTIMATED SCHEDULE OF OPERATING EXPENSES

                                   EXHIBIT C
                           CURRENT CONCEPTUAL DRAWINGS

                                   EXHIBIT E
                                PROJECT SCHEDULE

            (to be completed and attached to lease prior to 12/1/98)

                                   EXHIBIT D
                     FINAL SPACE PLANS AND WORKING DRAWINGS

       (to be completed and attached to lease according to the Schedule)

                          COMMENCEMENT DATE AGREEMENT


PELICAN WAY, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY, ("LANDLORD") AND QUADRAMED CORPORATION, A CALIFORNIA CORPORATION ("TENANT"), HAVE ENTERED INTO A CERTAIN OFFICE LEASE DATED AS OF NOVEMBER 19, 1998 (THE "LEASE").

WHEREAS, Landlord and Tenant wish to confirm and memorialize the Commencement Date and Expiration Date of the Lease:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Lease, Landlord and Tenant agree as follows:

     1. Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

     2.   The Commencement Date (as defined in the Lease) of the Lease is:
          December 6, 1999.

     3.   The Expiration Date (as defined in the Lease) of the Lease is:
          December 31, 2009.

     4.   Tenant hereby confirms the following.

          (a) That it has accepted possession of the premises pursuant to the terms of the Lease;

          (b)  That the Landlord Work is Substantially Complete; and

          (c)  That the Lease is in full force and effect.

     5. Except as expressly modified hereby, all terms and provisions of the Lease as hereby ratified and shall remain in full force and effect and binding on the parties hereto.

     6. The Lease and this Commencement Date Agreement contain all of the terms, covenants, conditions and agreements between the Landlord and the Tenant relating to the subject matter herein. No prior other agreements or understandings pertaining to such matters are valid or of any force and effect.

TENANT:                                   LANDLORD:
QUADRAMED CORPORATION                     PELICAN WAY, LLC
a California Corporation                  a California Limited Liability Company

By: /s/ KEITH ROBERTS                     By: /s/ RICHARD K. ROBBINS
    ----------------------------------    ----------------------------------
Print Name: Keith Roberts                 Print Name: Richard K. Robbins
    ----------------------------------    ----------------------------------
Its: EVP General Counsel                  Its: Managing Member
    ----------------------------------    ----------------------------------

By: /s/ JAMES D. DURHAM
    ----------------------------------
Print Name: James D. Durham
    ----------------------------------
Its: Chairman & CEO
    ----------------------------------


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